As filed with the Securities and Exchange Commission on March 17, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRAEGER, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-2739741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah	84106
(Address of Principal Executive Offices)	(Zip Code)
2021 Incentive Award Plan
(Full Title of the Plan)

Jeremy Andrus
Chief Executive Officer
1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah 84106
(801) 701-7180

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Courtland Astill	Stelios G. Saffos
Interim General Counsel	Shayne Kennedy
1215 E Wilmington Ave., Suite 200	Ian D. Schuman
Salt Lake City, Utah 84106	Ross McAloon
(801) 701-7180	Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Traeger, Inc. (the “Registrant”) for the purpose of registering an additional 6,131,220 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Traeger, Inc. 2021 Incentive Award Plan (the “2021 Plan”), as a result of the operation of an automatic annual increase provision therein, for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-258374 and 333-263920), filed with the Securities and Exchange Commission, relating to the 2021 Plan, are incorporated herein by reference.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Traeger, Inc.	8-K	08/03/21	3.1
4.2	Bylaws of Traeger, Inc.	8-K	08/03/21	3.2
4.3	Form of Certificate of Common Stock	S-1/A	07/21/21	4.1
5.1	Opinion of Latham & Watkins LLP				*
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)				*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm				*
24.1	Power of Attorney (included on signature page)				*
99.1	Traeger, Inc. 2021 Incentive Award Plan	S-1/A	07/21/21	10.2
99.2	Form of Performance-Vesting Restricted Stock Unit Award Agreement (Andrus IPO Award) under 2021 Incentive Award Plan	S-1/A	07/21/21	10.9
99.3	Form of Restricted Stock Unit Award Agreement (Andrus IPO Award) under 2021 Incentive Award Plan	S-1/A	07/21/21	10.10
99.4	Form of Performance-Vesting Restricted Stock Unit Award Agreement (IPO Awards) under 2021 Incentive Award Plan	S-1/A	07/21/21	10.11
99.5	Form of Restricted Stock Unit Award Agreement under 2021 Incentive Award Plan	S-1/A	07/21/21	10.12
99.6	Traeger, Inc. Deferred Compensation Plan	S-1/A	07/21/21	10.13
99.7	Form of Restricted Stock Unit Award Agreement (Deferred RSUs) under 2021 Incentive Award Plan	S-1/A	07/21/21	10.14
99.8	Form of Option Award Agreement under 2021 Incentive Award Plan	S-1/A	07/21/21	10.15
107.1	Filing Fee Table				*

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on this 17th day of March, 2023.

Traeger, Inc.

By:	/s/ Jeremy Andrus
Jeremy Andrus
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeremy Andrus, Dominic Blosil and Courtland Astill, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeremy Andrus	Director and Chief Executive Officer (Principal Executive Officer)	March 17, 2023
Jeremy Andrus

/s/ Dominic Blosil	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2023
Dominic Blosil

/s/ Raul Alvarez	Director	March 17, 2023
Raul Alvarez

/s/ Wendy A. Beck	Director	March 17, 2023
Wendy A. Beck

/s/ Martin Eltrich	Director	March 17, 2023
Martin Eltrich

/s/ James Ho	Director	March 17, 2023
James Ho

/s/ Daniel James	Director	March 17, 2023
Daniel James

/s/ Elizabeth C. Lempres	Director	March 17, 2023
Elizabeth C. Lempres

/s/ James Manges	Director	March 17, 2023
James Manges

/s/ Wayne Marino	Director	March 17, 2023
Wayne Marino

/s/ Steven Richman	Director	March 17, 2023
Steven Richman

/s/ Harjit Shoan	Director	March 17, 2023
Harjit Shoan